                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No.__)

Filed by the Registrant[X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for use of the Commission Only (as permitted by Rule
     14a-6(e)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          MOTOR CARGO INDUSTRIES, INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1) Title of each class of securities to which transaction applies:

     ___________________________________________________________________________
     2) Aggregate number of securities to which transaction applies:

     ___________________________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     ___________________________________________________________________________
     4) Proposed maximum aggregate value of transaction:

     ___________________________________________________________________________
     5) Total fee paid:

     ___________________________________________________________________________
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     ___________________________________________________________________________
     2) Form, Schedule or Registration Statement No.:

     ___________________________________________________________________________
     3) Filing Party:

     ___________________________________________________________________________

     4) Date Filed:

     ___________________________________________________________________________

                          MOTOR CARGO INDUSTRIES, INC.

                             845 WEST CENTER STREET
                           NORTH SALT LAKE, UTAH 84054

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 22, 1998

                                   May 6, 1998


To the Shareholders of Motor Cargo Industries, Inc.:

          You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Motor Cargo Industries, Inc., a Utah Corporation (the "Company"), to be held on Monday, June 22, 1998, at 11:00 a.m., local time, at the Little America Hotel & Towers, 500 South Main Street, Salt Lake City, Utah for the following purposes:

          1. To elect five directors.

          2. To ratify the selection of Grant Thornton LLP as independent auditors to audit the Consolidated Financial Statements of the Company and its subsidiaries for the year ending December 31, 1998.

          3. To transact such other business as may properly come before the Meeting or any adjournments of the Meeting.

          Only holders of record of the Company's common stock, no par value, at the close of business on April 15, 1998 will be entitled to notice of and to vote at the Meeting. Please sign, date and mail the enclosed proxy so that your shares may be represented at the Meeting if you are unable to attend and vote in person.


                                         By order of the Board of Directors.

                                         MARVIN L. FRIEDLAND
                                         Vice President, General Counsel
                                         and Secretary

                           MOTOR CARGO INDUSTRIES INC.
                             845 WEST CENTER STREET
                           NORTH SALT LAKE, UTAH 84054

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JUNE 22, 1998

                                  INTRODUCTION

          This Proxy Statement is being furnished to the Shareholders (the "Shareholders") of Motor Cargo Industries, Inc., a Utah corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on June 22, 1998 and at any adjournments thereof.

          At the Meeting, Shareholders will be asked:

          (1) To elect five directors.

          (2) To ratify the selection of Grant Thornton LLP as independent auditors to audit the Consolidated Financial Statements of the Company for the year ending December 31, 1998.

          (3) To transact such other business as may properly come before the Meeting or any adjournments of the Meeting.

          The Board of Directors has fixed the close of business on April 15, 1998 as the record date for the determination of the holders of common stock, no par value ("Common Stock") entitled to notice of and to vote at the Meeting. Each such Shareholder will be entitled to one vote for each share of Common Stock held on all matters to come before the Meeting and may vote in person or by proxy authorized in writing. At the close of business on April 15, 1998, there were 6,990,000 shares of Common Stock entitled to vote.

          This Proxy Statement and the accompanying form of proxy are first being sent to holders of the Common Stock on or about May 6, 1998.

                                   THE MEETING

DATE, TIME AND PLACE

          The Meeting will be held on June 22, 1998, at 11:00 a.m., local time, at the Little America Hotel & Towers, 500 S. Main Street, Salt Lake City, Utah.

MATTERS TO BE CONSIDERED

          At the Meeting, Shareholders will be asked to consider and vote to elect five directors and to ratify the selection of independent auditors. See "ELECTION OF DIRECTORS" and "RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS". The Board of Directors knows of no matters that are to be brought before the Meeting other than as set forth in the Notice of Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

          Shareholders as of the Record Date (i.e., the close of business on April 15, 1998) are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 6,990,000 shares of Common Stock outstanding and entitled to be voted. Each share of Common Stock entitles its holder to one vote.

REQUIRED VOTES

          Election of Directors. Under Utah law, the affirmative vote of the holders of a plurality of the shares of Common Stock voted at the Meeting is required to elect each director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the Shareholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee's achievement of a plurality.

          Ratification of Selection of Independent Auditors. The ratification of the selection of Grant Thornton LLP as independent auditors is being submitted to Shareholders because the Board of Directors believes that such action follows sound corporate practice and is in the best interests of the Shareholders. If the Shareholders do not ratify the selection by the affirmative vote of a majority of the shares of Common Stock voted at the Meeting, the selection of independent auditors will be reconsidered by the Board. If the Shareholders ratify the selection, the Board, in its discretion, may still direct the appointment of new independent auditors at any time during the year if the Board believes that such a change would be in the interests of the Company and its Shareholders. Abstentions and broker non-votes will not be counted in determining the votes cast in connection with the ratification of auditors, but will have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority will be calculated.

          Principal Shareholder. The Company has been advised by its principal shareholder, Harold R. Tate, that he intends to vote the 3,890,000 shares of Common Stock which he owns, representing approximately 56% of the Company's outstanding shares of Common Stock, FOR the election of the five persons nominated by the Board of Directors to serve as directors, and FOR the ratification of the selection of Grant Thornton LLP as the Company's independent auditors to audit the accounts of the Company and its subsidiaries for 1998.

VOTING AND REVOCATION OF PROXIES

          Shareholders are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares of Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Meeting in accordance with the instructions contained therein. If instructions are not given, proxies will be voted FOR election of each nominee for director named herein and FOR ratification of the selection of independent auditors.

          Any proxy signed and returned by a Shareholder may be revoked at any time before it is voted by filing with the Secretary of the Company, at the address of the Company set forth herein, written notice of such revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

PROXY SOLICITATION

          The Company will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from Shareholders by telephone, telegram, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of shares of Common Stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.

INDEPENDENT AUDITORS

          The Company has been advised that representatives of Grant Thornton LLP, the Company's independent auditors for 1997, will attend the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                              ELECTION OF DIRECTORS

          At the Meeting, five directors are to be elected to serve until the next Meeting or until their successors are elected and qualified. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote FOR the five nominees named by the Board of Directors and listed on the following table. The Board of Directors does not expect that any of the nominees will be unavailable for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED BELOW.

          The names and certain information concerning the experience and background of the nominees for election as directors are set forth below.

NAME                               AGE                  POSITION WITH THE COMPANY
----                               ---                  -------------------------
Harold R. Tate                     71             Chairman of the Board, Director
Marshall L. Tate                   35             President and Chief Executive Officer, Director
Marvin L. Friedland                56             Vice President, General Counsel and Secretary, Director
Robert Anderson                    76             Director
James Clayburn LaForce, Jr.        68             Director


          Harold R. Tate has over 50 years experience in the trucking industry and has served as Chairman of the Board of the Company and its predecessors since 1947. Mr. Tate served as Chief Executive Officer of the Company and its predecessors from 1947 to March 1997. Mr. Tate also serves as a member of the Board of Trustees of the Buffalo Bill Historical Center.

          Marshall L. Tate has over 13 years experience in the trucking industry. Mr. Tate has been employed by the Company since 1984, has served as its President and Chief Executive Officer since March 1997, and was appointed to the Board of Directors of the Company in 1996. Prior to becoming the Company's President and Chief Executive Officer, Mr. Tate served in various divisional positions as well as Vice President of Sales and Marketing and Executive Vice President of Corporate Development for Motor Cargo. In 1995, Mr. Tate directed the start-up of the Company's logistics warehousing and distribution management services subsidiary, MC Distribution Services. Marshall L. Tate is the son of Harold R. Tate.

          Marvin L. Friedland has served as Vice President and General Counsel of the Company and its predecessors since 1982. Prior to joining the Company, Mr. Friedland was an attorney in private practice. Mr. Friedland was appointed to the Board of Directors in 1996. Mr. Friedland is a Certified Public Accountant and a member of the California Bar and the Utah Bar.

          Robert Anderson has served as a director of the Company since December 1, 1997. Mr. Anderson was formerly Chairman and Chief Executive Officer of Rockwell International Corporation. He has served as Chairman Emeritus of Rockwell International Corporation since 1990. Mr. Anderson is also a director of Gulfstream Aerospace Corporation, Optical Data Systems, Inc. and The Timken Company.

          James Clayburn LaForce, Jr. has served as a director of the Company since December 1, 1997. Mr. LaForce is Dean Emeritus of the John B. Anderson School of Management, University of California, Los Angeles. He is also a director of Eli Lilly and Company, Rockwell International Corporation, Jacobs Engineering Group, Inc., The Black Rock Funds, Imperial Credit Industries, Inc., Provident Investment Council Mutual Funds and The Timken Company.

                             INFORMATION CONCERNING
                             THE BOARD OF DIRECTORS

MEETINGS AND COMMITTEES

          Prior to November 28, 1997, the Board of Directors had no committees. On November 28, 1997, the Board of Directors established an Audit Committee and a Compensation Committee.

          The functions of the Audit Committee are to recommend to the Board independent auditors for the Company, to analyze the reports and recommendations of such auditors and to review internal audit procedures and controls. The Audit Committee consists of Messrs. Anderson and LaForce. No meetings of the Audit Committee were held in 1997.

          The functions of the Compensation Committee are to review and adjust the salaries of the principal officers and key executives of the Company. The Compensation Committee also administers the Company's executive compensation and benefit plans. The Compensation Committee consists of Marshall L. Tate, Robert Anderson and James Clayburn LaForce, Jr. No meetings of the Compensation Committee were held in 1997.

          The Board of Directors held a total of three regular meetings in 1997 and took certain actions by unanimous written consent. During 1997, each incumbent director attended 75% or more of the total number of meetings of the Board that were held during the periods he served.

                  PRESENT BENEFICIAL OWNERSHIP OF COMMON STOCK

          Set forth below is certain information as of March 31, 1998 with respect to the beneficial ownership of shares of Common Stock by (i) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding shares of Common Stock (the Company's only class of voting securities), (ii) each director and nominee for director, (iii) executive officers named in the Summary Compensation Table on page 7 (the "Named Executive Officers") and (iv) all directors and executive officers as a group.



Name and Address                               Amount and Nature of        Percent of
of Beneficial Owner(1)                         Beneficial Ownership(2)        Class
----------------------                         -----------------------     ----------
Certain Beneficial Owners:

Group consisting of:
      Dresdner RCM Global Investors LLC
      RCM Limited L.P.
      RCM General Corporation(3)                        360,500                5.16%

Directors:

Harold R, Tate                                        3,890,000               55.65%

Marshall L. Tate                                        184,153                2.63%

Marvin L. Friedland                                     184,153                2.63%

Robert Anderson                                              --                  --

James Clayburn LaForce, Jr                                   --                  --

Nondirector Named
Executive Officers:

Louis V. Holdener                                        20,600                   *

Lynn H. Wheeler                                              --                  --

All directors and
executive officers as a
group (11 persons)                                    4,279,621               61.22%


----------------------

*    Less than 1%

(1) Unless otherwise indicated in these footnotes, the mailing address of each beneficial owner listed is 845 West Center Street, North Salt Lake, Utah 84154.

(2) Except as otherwise noted, each of the beneficial owners listed in the above table has, to the knowledge of the Company, sole voting and investment power with respect to the indicated shares of Common Stock.

(3) According to a Statement on Schedule 13G dated January 30, 1998, 360,500 shares are beneficially owned by Dresdner RCM Global Investors LLC ("Dresdner RCM"). RCM Limited L.P. is the Managing Agent of Dresdner RCM, and RCM General Corporation is the General Partner of RCM Limited L.P. The mailing address for this group is Four Embarcadero Center, San Francisco, California 94111.

                             EXECUTIVE COMPENSATION

          Set forth below is certain information with respect to the compensation paid by the Company to the Chairman of the Board, the President and Chief Executive Officer and each of the other three most highly compensated current executive officers of the Company, for services in all capacities to the Company and its subsidiaries during the years ended 1997 and 1996.


                           SUMMARY COMPENSATION TABLE


                                                                                         LONG TERM COMPENSATION
                                                                                  -----------------------------------
                                             ANNUAL COMPENSATION(1)                      AWARDS               PAYOUTS
                                    -------------------------------------------  ------------------------     -------   -------
                                                                       OTHER                   SECURITIES                 ALL
                                                                       ANNUAL    RESTRICTED    UNDERLYING                OTHER
          NAME AND PRINCIPAL                                           COMPEN-     STOCK        OPTIONS/        LTIP     COMPEN-
               POSITION             YEAR      SALARY      BONUS       SATION(2)   AWARD(S)       SARS(3)       PAYOUTS  SATION(4)
                                               ($)         ($)          ($)          ($)          (#)            ($)      ($)
-------------------------------------------------------------------------------  ----------    ----------     -----------------
Harold R. Tate                      1997     150,625          --          --          --             --           -          --
   Chairman                         1996     105,000          --          --          --             --           -          --
      Chief Executive Officer
      until March 19, 1997(5)
Marshall  L. Tate                   1997     137,583      29,155          --          --         40,000           -          --
   President                        1996     118,917      15,344          --          --             --           -          --
     Chief Executive Officer
     since March 19, 1997(5)
Marvin L. Friedland                 1997     134,729      23,734         950          --         25,000           -     $16,301
   Vice President and               1996     126,625      15,344       4,560          --             --           -     $17,555
   General Counsel
Louis V. Holdener                   1997     127,917      29,456          --      20,000(6)      30,000           -     $17,068
    President of Motor Cargo        1996     121,667      17,844          --          --             --           -     $16,927
Lynn  H. Wheeler                    1997     103,500      23,456          --          --         20,000           -     $15,518
    Vice President of Finance       1996      90,125      15,344          --          --             --           -     $16,612
    and Chief Financial Officer

---------------------

(1) Amounts in this table include payments made to certain Named Executive Officers by Ute Trucking and Leasing, L.L.C. during 1996 and 1997. Amounts in this table do not include certain payments made by the Company in 1996 to PDLM Consulting Limited, a company in which Harold R. Tate owns a 50% equity interest. See "Certain Relationships and Related Transactions."

(2) The amount in this column for Mr. Friedland consists of a cash automobile allowance.

(3) The options set forth in this column were granted on November 24, 1997 in connection with the Company's initial public offering. The options have an exercise price of $12.00 per share and vest in equal installments over a four year period.

(4) Amounts in this column include matching contributions made by the Company under its 401(k) plan on behalf of Mr. Friedland, Mr. Holdener and Mr. Wheeler of $2,629, $2,063 and $2,299, respectively, in 1996 and $2,651,
     $3,422 and $2,428, respectively in 1997. Amounts in this column also include accrued benefits under salary continuation agreements between the Company and Mr. Friedland, Mr. Holdener and Mr. Wheeler of $14,926, $14,864 and $14,313, respectively, in 1996 and $13,650, $13,646 and $13,090, respectively, in 1997.

(5) Harold R. Tate resigned from the office of Chief Executive Officer on March 19, 1997, retaining his position as Chairman of the Board. At that time, Marshall L. Tate was appointed Chief Executive Officer. Effective September 1, 1997, Harold R. Tate's annual salary was increased to $250,000 and Marshall L. Tate's annual salary was increased to $175,000.

(6) Pursuant to a Restricted Stock Agreement, dated October 2, 1997, the Board of Directors awarded Louis V. Holdener 20,000 shares of the Company's Common Stock. The Company holds the certificates for the shares, which will be released to Mr. Holdener in four installments, each consisting of 25% of the shares issued under the agreement, on January 1 of 1998, 1999, 2000 and 2001. The shares not released are subject to forfeiture in the event Mr. Holdener voluntarily ceases his continuous employment with the Company or the Company terminates his employment for cause. Termination of employment by the Company without cause, or termination due to disability or death before January 1, 1999 will result in the forfeiture of 10,000 shares. Such termination on or after January 1, 1999 will result in the release of all shares not previously released. Notwithstanding the scheduled release of shares and the forfeiture provisions, the Board of Directors may, in its discretion, release any or all shares held by the Company at any time. Pending release or forfeiture of the restricted shares, Mr. Holdener may exercise all rights of a shareholder with respect to the restricted shares, except the right to pledge or convey ownership. At December 31, 1997, the dollar value of the unreleased shares was $240,000.

STOCK OPTIONS

          The following table provides information related to options to purchase shares of the Company's Common Stock granted to the Named Executive Officers during 1997. The Company has never granted any freestanding stock appreciation rights. None of the Named Executive Officers exercised any options during 1997.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                Potential Realizable Value at
                                                                                                Assumed Annual Rates of Stock
                                               Individual Grants                                Price Appreciation for Option
                                                                                                        Terms(3)
-----------------------------------------------------------------------------------------    --------------------------------
                              Number of         % of Total
                             Securities        Options/SARs
                             Underlying          Granted       Exercise or
                             Options/SARs      to Employees   Base Price(1)   Expiration
Name                         Granted (#)      in Fiscal Year     ($/Sh)         Date(2)            5%($)            10%($)
----                         -----------      --------------     ------         -------            -----            ------
Marshall L. Tate               40,000             17.43%       $   12.00       11/24/07          $301,869          $764,996

Marvin L. Friedland            25,000             10.89%       $   12.00       11/24/07          $188,668          $478,123

Louis V. Holdener              30,000             13.07%       $   12.00       11/24/07          $226,402          $573,747

Lynn H. Wheeler                20,000              8.71%       $   12.00       11/24/07          $150,935          $382,498


----------------------

(1)  Fair market value on date of grant.

(2)  Subject to earlier termination under certain circumstances.

(3) Potential realizable value is calculated based on an assumption that the price of the Company's Common Stock appreciates at the annual rates shown (5% and 10%), compounded annually, from the date of grant of the option until the end of the option term. The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future stock prices. Actual gains, if any, upon future exercise of any of these options will depend upon the actual performance of the Company's Common Stock.

          The following table provides information as to options exercised by each of the Named Executive Officers during 1997, and the value of options held by such Executives at the end of 1997 measured in terms of the last reported sale price for the Company's Common Stock on December 31, 1997 ($12.00, as reported on the Nasdaq National Market System).



               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES


                                   Shares                              Number of Securities
                                 Acquired                             Underlying Unexercised     Value of Unexercised In-the-Money
                                    on               Value          Options/SARs at FY-End (#)      Options/SARs at FY End ($)
Name                            Exercise (#)       Realized         Exercisable/Unexercisable       Exercisable/Unexercisable
----                            ------------       --------         -------------------------       -------------------------
Marshall L. Tate                       -                -                    0/40,000                       0/0
Marvin L. Friedland                    -                -                    0/25,000                       0/0
Louis V. Holdener                      -                -                    0/30,000                       0/0
Lynn H. Wheeler                        -                -                    0/20,000                       0/0

1997 STOCK OPTION PLAN

          On October 1, 1997, the Company's Board of Directors adopted the Motor Cargo Industries, Inc. 1997 Stock Option Plan (the "1997 Stock Option Plan"). The purpose of the 1997 Stock Option Plan is to provide certain of the Company's key employees who are responsible for the continued growth of the Company an opportunity to acquire a proprietary interest in the Company and thereby create in such key employees an increased interest in and a greater concern for the welfare of the Company.

          The Compensation Committee of the Board of Directors administers the 1997 Stock Option Plan. Under the terms of the 1997 Stock Option Plan, the committee of the Board of Directors administering the plan is required to be composed of two or more directors. The Compensation Committee has the authority to interpret the 1997 Stock Option Plan and to determine and designate the persons to whom options or awards shall be made and the terms, conditions and restrictions applicable to each option or award (including, but not limited to, the price, any restriction or limitation, any vesting schedule or acceleration thereof, and any forfeiture restrictions). The Board of Directors may amend the 1997 Stock Option Plan but may not, without the prior approval of the shareholders of the Company, amend the plan to increase the total number of shares reserved for options and rights under the plan, reduce the exercise price of any incentive stock option granted under the plan, modify the provisions of the plan relating to eligibility, or materially increase the benefits accruing to participants under the plan.

          The Company has reserved 500,000 shares of Common Stock for issuance pursuant to the 1997 Stock Option Plan. On November 24, 1997, non-qualified options to purchase 229,500 shares of Common Stock at $12.00 per share were granted to employees of the Company, including an aggregate of 115,000 options to certain Named Executive Officers, as described above. On January 28, 1998, additional non-qualified options to purchase an aggregate of 48,500 shares of Common Stock at $12.50 per share were granted to employees of the Company. All of the Company's outstanding options vest over a four year period, with 25% of these options vesting on each of the first, second, third and fourth anniversaries of the date of grant.

          The 1997 Stock Option Plan contains provisions for granting various stock-based awards, including incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, nonqualified stock options and stock appreciation rights. The term of the 1997 Stock Option Plan is ten years, subject to earlier termination or amendment.

401(k) PROFIT SHARING PLAN

          The Company maintains a defined contribution plan (the "401(k) Plan"), which is intended to satisfy the tax qualification requirements of the Internal Revenue Code of 1986, as amended (the "Code"). All Company personnel who work 1,000 or more hours per year are eligible to participate in the 401(k) Plan after one year of service with the Company. The 401(k) Plan permits participants to contribute between 1% and 15% of their annual compensation from the Company, subject to the limit imposed by the Code. The Company is obligated to match at least 25% of employee contributions, up to 6% of a participant's annual compensation. All amounts contributed by a participant fully vest immediately. A participant becomes vested over time and is fully vested in any Company matching contributions after seven years of service. The 401(k) Plan also permits discretionary contributions by the Company. Expenses for Company contributions amounted to $344,815, $310,000 and $525,000 in 1995, 1996 and 1997,
respectively.

PENSION PLAN

          The Company has a defined benefit pension plan (the "Pension Plan") covering substantially all of its employees. Benefits under the Pension Plan are based upon years of service and hours of service in each year of service. A participant is fully vested after five years of employment. Once vested, employees are entitled to receive an annual benefit for each year of service in which such employee worked at least 1,000 hours. The amount of benefit for each year of service ranges from $144 for 1,000 hours of service to $240 for 1,800 hours or more of service. Harold R. Tate receives an annual benefit of $17,256 under the Pension Plan. The estimated annual benefits payable upon retirement at normal retirement age for Marshall L. Tate, Marvin L. Friedland, Louis V. Holdener and Lynn H. Wheeler are $6,025, $5,832, $7,320 and $5,572, respectively.

SALARY CONTINUATION AGREEMENTS

          The Company has salary continuation agreements with certain key management employees, including Marvin L. Friedland, Louis V. Holdener and Lynn
H. Wheeler. Under the agreements, the Company is obligated to provide for each such employee or his beneficiaries, during a period of not more than ten years after the employee's death, disability or retirement, annual benefits ranging from $17,000 to $23,000.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          Prior to November 28, 1997, the Board of Directors did not have a compensation committee and the Board of Directors as a whole determined the compensation to be paid to the executive officers of the Company. On November 28, 1997, the Board of Directors established a compensation committee. The functions of the Compensation Committee are to review and adjust the salaries of the principal officers and key executives of the Company. The Compensation Committee also administers the Company's executive compensation and benefit plans. The Compensation Committee consists of Marshall L. Tate, Robert Anderson and James Clayburn LaForce, Jr.

          The Compensation Committee considers a number of factors in establishing compensation for executive officers, including the Chief Executive Officer and the other Named Executive Officers. The goal of the Compensation Committee is to create compensation packages for officers and key employees which will attract, retain and motivate executive personnel who are capable of achieving the Company's short-term and long-term financial and strategic goals. Executive compensation at the Company is made up of three elements: (i) base salary, (ii) bonuses and (iii) grants of equity-based compensation (e.g. stock options and restricted stock).

          Base Salary. Base salaries for all of the executive officers of the Company for 1996 and 1997 were established by the Board of Directors of the Company based upon each employee's job responsibilities. On January 27, 1998, the Compensation Committee reviewed the salaries for officers and executives of the Company and determined that no changes in base salary levels were necessary.

          Bonuses. The Board of Directors awarded cash bonuses to executive officers during 1996 and 1997 based upon the financial performance of the Company. The Compensation Committee will award bonuses for 1998. The Compensation Committee will consider a number of factors in awarding bonuses, including the financial performance of the Company and the achievement by the Company of short-term and long-term financial and strategic goals.

          Stock Options and Restricted Stock. In addition to salary and bonus, the Company has adopted the 1997 Stock Option Plan. Under the 1997 Stock Option Plan, officers and key employees are eligible to receive awards of stock options, stock appreciation rights and restricted stock. The number of stock options and/or shares of restricted stock granted to each executive officer is determined by a competitive compensation analysis and each individual's salary and responsibility.

                       Marshall L. Tate
                       Robert Anderson
                       James Clayburn LaForce, Jr.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Compensation Committee consists of the Company's President and Chief Executive Officer and two non-employee directors. Currently, the members of the Compensation Committee are Marshall L. Tate, Robert Anderson and James Clayburn LaForce, Jr. None of the executive officers of the Company serve as a director of another corporation in a case where an executive officer of such other corporation serves as a Director of the Company.

CORPORATE PERFORMANCE

          The following graph compares the performance (total return on investment as measured by the change in the year-end stock price plus reinvested dividends) of $100 invested in the Common Stock of the Company with that of $100 invested in the U.S. Nasdaq Index and $100 invested in the Nasdaq Trucking Index for the period from November 24, 1997 to December 31, 1997. Index data was furnished by Standard & Poor's Compustat Services, Inc. Prior to the Company's initial public offering in November 1997, there was no established trading market for the Company's Common Stock. Accordingly, no performance comparison is presented for any period prior to November 25, 1997.

           [GRAPHIC MATERIAL OMITTED: THE COMPANY'S SHAREHOLDER RETURN PERFORMANCE GRAPH IS DESCRIBED IN TABULAR DATA FORM BELOW]


                                 INDEXED RETURNS

                                                        Base                       Years
                                                       Period                      Ending
                                                       25Nov97                     Dec97
                                                        ---                       ------
          MOTOR CARGO INDUSTRIES INC                    100                       100.00
          US NASDAQ                                     100                        98.44
          NASDAQ TRUCKING                               100                       101.12


COMPENSATION OF DIRECTORS

          The Company pays each non-employee director $2,500 for each meeting of the Board of Directors and $500 for each telephonic meeting of the Board of Directors attended. The Company also reimburses such directors for their expenses incurred in connection with their activities as directors. On November 24, 1997, in connection with the Company's initial public offering, a non-qualified option to purchase 10,000 shares of Common Stock at the initial public offering price of $12.00 per share was granted to each of Robert Anderson and James Clayburn LaForce, Jr. These options vest over a four-year period, with 25% of these options vesting on each of the first, second, third and fourth anniversaries of the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Effective August 28, 1997, the Company acquired Ute Trucking and Leasing, L.L.C. ("Ute"). Ute's assets consist primarily of tractors and trailers utilized by the Company pursuant to contracts between the Company and Ute. The Company issued an aggregate of 700,000 shares of Common Stock to the four owners of Ute, Harold R. Tate, Marshall L. Tate, Darrell Tate and Marvin L. Friedland, in exchange for their interests in Ute. Harold R. Tate is the principal shareholder and the Chairman of the Board of Directors of the Company. Marshall
L. Tate is the President and Chief Executive Officer and a director of the Company. Marvin L. Friedland is Vice President and General Counsel, Secretary and a director of the Company. Harold R. Tate, Marshall L. Tate and Marvin L. Friedland received 490,000, 70,000 and 70,000 shares of Common Stock, respectively, for their interests in Ute. As of August 31, 1997, the Ute assets had a net book value of approximately $912,000 ($3,506,000 less $2,594,000 in related debt). The aggregate lease payments on the assets paid by the Company to Ute during 1995, 1996 and the nine months ended September 30, 1997 totaled $3,176,675, $3,458,417 and $2,746,556, respectively. The number of shares of Common Stock issued to the members of Ute was determined by the Company and the members of Ute. In making such determination, the Company and the Ute members considered a number of factors, including (i) the current and projected earnings of Ute, (ii) the estimated per share value of the Common Stock at the time Ute was acquired and the price per share expected to be received by the Company in its initial public offering of Common Stock, (iii) the estimated useful life of the Ute assets and (iv) the resale restrictions under applicable securities laws with respect to the shares of Common Stock issued to the Ute members. Due to the fact that three directors of the Company had interests in Ute, the transaction was submitted to the disinterested shareholders of the Company for their approval in accordance with the Utah Revised Business Corporation Act. The disinterested shareholders of the Company unanimously approved the Ute acquisition as of October 3, 1997.

          Pursuant to a consulting agreement between the Company and PDLM Consulting Limited ("PDLM") the Company has made payments to PDLM for consulting services from 1994 to 1997. Harold R. Tate owns a 50% equity interest in PDLM. The Company paid $480,000 to PDLM during 1996 and $160,000 to PDLM during 1997 pursuant to the terms of the consulting agreement. The consulting agreement was terminated in April 1997.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Form 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations furnished to the Company, the Company believes that during the year ended December 31, 1997, all persons subject to the reporting requirements of Section 16(a) of the Exchange Act filed the required reports on a timely basis.

                            RATIFICATION OF SELECTION
                             OF INDEPENDENT AUDITORS

          The Board of Directors recommends that the Shareholders ratify the selection of Grant Thornton LLP, certified public accountants, as independent auditors to audit the accounts of the Company and its subsidiaries for 1998. Grant Thornton LLP are currently independent auditors for the Company.

                                  ANNUAL REPORT

          A copy of the Company's Annual Report on Form 10-K to Shareholders is being furnished to Shareholders concurrently herewith. Exhibits to the Annual Report on Form 10-K will be furnished to Shareholders upon payment of photocopying charges.

                            PROPOSALS BY SHAREHOLDERS

          Proposals that Shareholders wish to include in the Company's Proxy Statement and form of proxy for presentation at the Company's 1998 Annual Meeting of Shareholders must be received by the Company at 845 West Center Street, North Salt Lake, Utah 84154, Attention Marvin L. Friedland, Secretary, no later than January 6, 1999.

                                 By Order of the Board of Directors



                                 Marvin L. Friedland
                                 Vice President, General Counsel and Secretary
May 6, 1998

                                     PROXY


                          MOTOR CARGO INDUSTRIES, INC.


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


          The undersigned hereby appoints Marshall L. Tate and Marvin L. Friedland, and each of them, as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock of the Company held of record by the undersigned on April 15, 1998 at the Annual Meeting of Shareholders to be held at the Little America Hotel & Towers, 500 South Main Street, Salt Lake City, Utah on June 22, 1998 at 11:00 a.m. (local time), or any adjournment thereof.

1.   Proposal to elect five Directors:

        FOR all nominees listed below                       WITHHOLD authority to vote
        (except as indicated to the contrary below)         for  all nominees listed below

                       ---                                                ---

INSTRUCTION: To withhold authority to vote for any individual nominee, cross a line through the nominee's name in the list below.

Nominees: Harold R. Tate - Marshall L. Tate - Marvin L. Friedland - Robert Anderson - James Clayburn LaForce, Jr.



2.   Proposal to ratify the selection of           FOR    AGAINST     ABSTAIN
     Grant Thornton LLP as the
     independent auditors to audit the
     Consolidated Financial Statements
     of the Company and its subsidiaries
     for the year ending December 31,
     1998.                                         ---      ---         ---

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign and date this Proxy where shown below and return it promptly.
No postage is required if this proxy is returned in the enclosed envelope and mailed in the United States.

Signed: ___________________ Signed: ____________________ Date: __________, 1998

NOTE: (Please sign above exactly as the shares are registered. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)